Exhibit 5

JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13D filed herewith shall be filed on behalf of each of the undersigned.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 8th day of May, 2006.

SIEMENS AKTIENGESELLSCHAFT
By:	/s/ Lothar Wilisch
	Name:	Lothar Wilisch
	Title:	Head of Capital Markets

By:	/s/ Dr. Werner Schick
	Name:	Dr. Werner Schick
	Title:	Senior Counsel

SIEMENS MEDICAL SOLUTIONS USA, INC.
By:	/s/ Georg Obermeyer
	Name:	Georg Obermeyer
	Title:	Executive Vice President, CFO & Treasurer

By:	/s/ James R. Ruger
	Name:	James R. Ruger, Ph.D
	Title:	Secretary